Exhibit 10.5

OPTIONEES TO WHOM INCENTIVE STOCK OPTIONS ARE GRANTED MUST MEET CERTAIN HOLDING PERIOD AND EMPLOYMENT REQUIREMENTS FOR FAVORABLE TAX TREATMENT.

UNLESS OTHERWISE STATED, ALL DEFINED TERMS IN THE PLAN SHALL HAVE THE SAME MEANING HEREIN AS SET FORTH IN THE PLAN.

RBB BANCORP

STOCK OPTION AGREEMENT

☐ Incentive Stock Option

☐ Non-Qualified Stock Option

THIS AGREEMENT, dated the      day of             , 20    , by and between RBB Bancorp, a California corporation (the “Company”), and                      (the “Optionee”);

WHEREAS, pursuant to the Company’s 2008 Stock Option Plan (the “Plan”), the Stock Option Committee has authorized the grant to Optionee of a Stock Option to purchase all or any part of                      (            ) authorized but unissued shares of the Company’s Common Stock at the price of                      Dollars ($            ) per share, such Stock Option to be for the term and upon the terms and conditions hereinafter stated;

NOW, THEREFORE, it is hereby agreed:

1. Grant of Stock Option. Pursuant to said action of the Stock Option Committee and pursuant to authorizations granted by all appropriate regulatory and governmental agencies, the Company hereby grants to Optionee a Stock Option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this Reference, all or any part of                      (            ) Option Shares of the Company’s Common Stock, at the price of                      Dollars ($            ) per share. For purposes of this Agreement and the Plan, the date of grant shall be             , 20    . At the date of grant, Optionee [does] [does not own] stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary.

The Stock Option granted hereunder [is] [is not] intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercisability. This Stock Option shall be exercisable as to                      Option Shares on             , 20    , as to                      Option Shares on            , 20    , as to                      Option Shares on             , 20    , as to                      Option Shares on             , 20    , and as to                      Option Shares on             , 20    . This Stock Option shall remain exercisable as to all of such Option Shares until             , 20     (but not later than ten (10) years from the date hereof), at which time it shall expire in its entirety, unless this Stock Option has expired or terminated earlier in accordance with the provisions hereof. Option shares as to which this Stock Option becomes exercisable may be purchased at any time prior to expiration of this Stock Option.

3. Exercise of Stock Option. Subject to the provision of Paragraph 4 hereof, this Stock Option may be exercised by written notice delivered to the Company stating the number of Option Shares with respect to which this Stock Option is being exercised, together with cash and/or, if permitted at the time of exercise by the Stock Option Committee, shares of Common Stock of the Company which, when added to the cash payment, if any, have an aggregate Fair Market Value equal to the full amount of the purchase price of such Option Shares. If all or part of payment is made in shares of Common Stock as heretofore provided, such payment shall be deemed to have been made only upon receipt by the Corporation of all required share certificates, and all stock powers and other required transfer documents necessary to transfer the shares of Common Stock to the Corporation. Not less than ten (10) Option shares may be purchased at any one time unless the number purchased is the total number which remains to be purchased under this Stock Option and in no event may the Stock Option be exercised with respect to fractional shares. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the withholding of any federal and state income taxes then due.

4. Prior Outstanding Stock Options. Incentive Stock Options granted to an Optionee may be exercisable while such Optionee has outstanding and unexercised any Incentive Stock Option previously granted to him or her pursuant to this Plan. The Stock Option Committee shall determine if such options shall be exercisable if there are any Incentive Stock Options previously granted (or substituted) to him or her pursuant to this Plan, and such determination shall be evidenced in the Agreement executed by the Optionee and the Company. An Incentive Stock Option shall be treated as outstanding until it is exercised in full or expires by reason of lapse of time.

5. Cessation of Employment. Except as provided in Paragraphs 6, 7, 9 or 11 hereof, and except if Optionee is granted an option as an organizer for the Company, if Optionee’s status as an Eligible Participant under the Plan is terminated, this Stock Option shall expire three (3) months thereafter or on the date specified in Paragraph 2 hereof, whichever is earlier, unless the Stock Option Committee or the Board of Directors grants a longer period, up to the term of the option. During such period after termination of status as an Eligible Participant, this Stock Option shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which the Optionee’s status as an Eligible Participant was terminated, and any Stock Options or increments which had not become exercisable as of such date shall expire and terminate automatically on such date. If Optionee is granted an option as an organizer of the Company, this Stock Option shall not expire as a result of such organizer no longer doing business or otherwise terminating his or its business relationship with the Company.

6. Termination for Cause. Except if Optionee is granted an option as an organizer of the Company, if Optionee’s status as an Eligible Participant under the Plan is terminated for cause, this Stock Option shall expire on the expiration dates specified for such Stock Options at the time of their initial grant, or three (3) months after the Optionee’s status as an Eligible Participant is terminated, whichever is earlier. Termination for cause shall include, but not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith, and, in any event, the determination of the Stock Option Committee with respect thereto shall be final and conclusive. If Optionee is granted an option as an organizer of the Company, this Stock Option shall not expire as a result of such organizer no longer doing business or otherwise terminating his or its business relationship with the Company.

7. Disability or Death of Optionee. Except if Optionee is granted an option as an organizer of the Company, if Optionee loses his or its status as an Eligible Participant under the Plan by reason of death or if Optionee is disabled while employed by the Company or a Subsidiary, or if Optionee dies or becomes so disabled during the three-month period referred to in Paragraph 5 hereof, this Stock Option shall automatically expire and terminate one (1) year after the date of Optionee’s disability or death or on the day specified in Paragraph 2 hereof, whichever is earlier. If Optionee is granted an option as an organizer of the Company, this Stock Option shall not expire as a result of such Optionee’s death or disability. After Optionee’s disability or death but before such expiration, the person or persons to whom Optionee’s rights under this Stock Option shall have passed by order of a court of competent jurisdiction or by will or the applicable laws of descent and distribution, or the executor, administrator or conservator of Optionee’s estate, shall have the right to exercise this Stock Option to the extent that increments, if any, had become exercisable as of the date on which Optionee’s status as an Eligible Participant under the Plan had been terminated. For purposes hereof, “disability” shall have the same meaning as set forth in Section 14 of the Plan.

8. Nontransferability. This Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during Optionee’s lifetime only by Optionee or his or her guardian or legal representative.

9. Employment. Except for directors or organizers, Optionee agrees to remain in the employ of, or otherwise affiliated with, the Company, or any subsidiary for at least one (1) year from the date the option is granted subject to prior termination at the discretion of the Board of Directors. This Agreement shall not obligate the Company or a Subsidiary to employ Optionee for any period, nor shall it interfere in any way with the right of the Company or a Subsidiary to increase or reduce Optionee’s compensation.

10. Privileges of Stock Ownership. Optionee shall have no rights as a stockholder with respect to the Option Shares unless and until said Option Shares are issued to Optionee as provided in the Plan. Except as provided in Section 15 of the Plan, no adjustment will be made for dividends or other rights in respect of which the record date is prior to the date such stock certificates are issued.

11. Modification and Termination by Board of Directors. The rights of Optionee are subject to modification and termination upon the occurrence of certain events as provided in Sections 12, 13, 14, 15 and 16 of the Plan. Upon adoption by the requisite holders of the Company’s outstanding shares of Common Stock of any plan of dissolution, liquidation, reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company to, or the acquisition of stock representing more than fifty percent (50%) of the voting power of the Company then outstanding by another corporation or person which would, upon consummation, result in termination of this Stock Option in accordance with Section 16 of the Plan, this Stock Option shall become immediately exercisable as to all unexercised Option Shares notwithstanding the incremental exercise provisions of Paragraph 2 of this Agreement for a period then specified by the Stock Option Committee, but in any event not less than 30 days, in accordance with Section 8(e) of the Plan, on the condition that the terminating event described in Section 16 of the Plan is consummated, except where the Company will remain in existence following the completion of such change of control, the vesting period for the Stock Option will accelerate to three years. If such terminating event is not consummated, this Stock Option shall be exercisable in accordance with the terms of the Agreement, excepting this Paragraph 11.

12. Notification of Sale. Optionee agrees that Optionee, or any person acquiring Option Shares upon exercise of this Stock Option, will notify the Company in writing not more than five (5) days after any sale or other disposition of such Shares.

13. Notices. All notices to the Company provided for in this Agreement shall be addressed to it in care of its President or Chief Financial Officer at its principal office and all notices to Optionee shall be addressed to Optionee’s address on file with the Company or a subsidiary corporation, or to such other address as either may designate to the other in writing, all in compliance with the notice provisions set forth in Section 25 of the Plan.

14. Incorporation of Plan. All of the provisions of the Plan are incorporated herein by reference as if set forth in full hereat. In the event of any conflict between the terms of the Plan and any provision contained herein, the terms of the Plan shall be controlling and the conflicting provisions herein shall be disregarded.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

RBB BANCORP

By:

By:

OPTIONEE

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